OPERATING AGREEMENT

AGREEMENT, dated as of the 7th day of March, 2007, effective as of the 9th day of January, 2007 (the “Agreement”), by and between Scantek Medical, Inc., a Delaware corporation with an address at 4B Wing Drive, Cedar Knolls, NJ 07927 (“Scantek”), Life Medical Technologies, Inc., a Delaware corporation with an address at P.O. Box 473, Babylon, NY 11702 (“Life Medical”) and Mintz & Fraade Enterprises, LLC, a New York limited liability company with an address at 300 DeMott Avenue, Rockville Centre, NY 11570 (“M&F”), (Scantek, Life Medical and M&F are hereinafter referred to as the “Members”).

WITNESSETH:

WHEREAS, the Members have formed Gibraltar Global Marketing LLC as a Delaware limited liability company (the “Company”) in order to distribute Scantek’s BreastCare™/BreastAlert™ Differential Temperature Sensor/Breast Abnormality Indicator device (the “Product”) throughout all of the current and future countries and other governmental entities on the earth, excluding the countries set forth on Exhibit A (all such countries and entities excluding the countries set forth on Exhibit A, the “Territories”), which is annexed hereto and made a part hereof; and

WHEREAS, the Members desire to set forth certain provisions with respect to the affairs, operations and management of the Company.

NOW, THEREFORE, in consideration of the mutual covenants of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged,

IT IS AGREED:

1. Recitals.

The parties hereby adopt as part of this Agreement each of the recitals which is contained above in the WHEREAS clauses, and agree that such recitals shall be binding upon the parties hereto by way of contract and not merely by way of recital or inducement; and such clauses are hereby confirmed and ratified as being accurate by each party hereto.

2. Formation; Term; Membership Interests.

A. The Members have formed the Company as a limited liability company in the State of Delaware on January 9, 2007.

B. The term of the Company shall commence as of January 9, 2007 and shall be of unlimited duration unless otherwise terminated as set forth in Article “8” of this Agreement.

C. The Company shall have one hundred (100) Interests issued and outstanding, of which ninety six (96) shall be Class A Interests and four (4) shall be Class B Interests. The Class A and Class B Interests shall have identical rights, with the exception that Class B Interests shall not have voting rights except as required by law or as explicitly provided in Paragraph “M” of Article “4” of this Agreement.

D. Scantek and Life Medical each own forty eight (48) Class A Interests, and therefore shall each have fifty (50%) percent of the voting Interests.

E. M&F owns four (4) Class B Interests. At such time as the Company’s securities are traded or quoted in the United States or any foreign country, including, but not limited to, on any of the following exchanges or quotation systems: Nasdaq National Market, Nasdaq SmallCap Market, OTC Bulletin Board, Pink Sheets, London Stock Exchange, AIM, Borsa Italiana S.p.A., Bourse de Montréal, Bolsa Mexicana de Valores or Tokyo Stock Exchange, M&F’s Class B Interests shall be converted into Class A Interests.

3. Board of Managers.

A. The Board of Managers of the Company (the “Board”) shall consist of six (6) Managers.

B. Managers shall be elected annually. Scantek and Life Medical agree to vote their Interests for the election of three (3) Managers selected by each of them. Dr. Zsigmond L. Sagi shall be one of Scantek’s three (3) Managers and shall serve as Chairman of the Board.

C. M&F shall have the right to designate an observer to the Board (the “M&F Observer”), who shall have the right to attend all Board meetings and receive all notices and other information which are given to the Managers. The M&F Observer shall not be deemed to be a Manager, shall not have voting rights and shall not count towards a quorum.

D. The Board shall meet at least once in each calendar quarter. The Secretary of the Company shall give written notice pursuant to Paragraph “C” of Article “15” of this Agreement to all Members and to the M&F Observer of the time and place of each meeting of the Board at least five (5) business days prior to such meeting.

E. The Secretary of the Company shall send the minutes of each meeting of the Board to all Members and to the M&F Observer within five (5) business days after such meeting.

F. Additional meetings of the Board may be called by any two Managers by written notice pursuant to Paragraph “C” of Article “15” of this Agreement to the other Managers and to the M&F Observer specifying the matters to be considered at the meeting. The Chairman of the Board shall set the time and place of the meeting within five (5) business days after receipt of such written notice, which meeting shall be held within ten (10) business days after receipt of such written notice.

G. Notice of Action to be Voted Upon by the Board. If the meeting of the Board has as one of its purposes any amendment to the Company’s articles of organization, this Agreement or any other document, or the approval of any document, including, but not limited to, any contract or a plan of merger, consolidation, division, conversion or voluntary winding up and liquidation of the Company, each Manager and the M&F Observer shall be given, together with the written notice of the meeting, a copy of the relevant document to be considered at the meeting, and with respect to any proposed amendments, a copy of the original document to which an amendment is proposed.

H. Waiver of Notice.

(i) Written Waiver. Whenever any written notice is required to be given pursuant to the Delaware Limited Liability Company Act (“DLLCA”) or this Agreement, a waiver of such notice in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, the meeting shall be required to be specified in the waiver of notice of the meeting.

(ii) Waiver by Attendance. Attendance of a person at any meeting shall constitute a waiver of notice of the meeting, except where a person attends a meeting for the express purpose of objecting, at the commencement of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

I. The Chairman of the Board shall preside at all meetings of the Board.

J. A quorum shall be five (5) Managers.

K. The votes of five (5) Managers shall be required to engage in any act for which the consent of the Board is required.

L. Any action which could be taken at a meeting of Managers may be taken through the written consent of five (5) Managers in lieu of a meeting in accordance with applicable law.

M. In addition to acts by the Company which require the consent of the Board as a matter of law, the following acts shall require the consent of the Board:

(i) Enter into a distribution agreement;

(ii) Sell or modify any rights with respect to any Territory; or

(iii) Enter into any subcontracting agreement.

N. Adjournment. Any regular or special meeting of the Board, including one which cannot be deemed effective because a quorum has not attended, may be adjourned to another place and time until a quorum shall be present or represented. When a meeting is adjourned to another place and time, written notice need not be given of the adjourned meeting if the place and time thereof are announced at the meeting at which the adjournment is announced; provided, however, that if the date of any adjourned meeting is more than fifteen (15) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

4. Member Meetings.

A. Manner of Giving Notice. Whenever written notice of a meeting of the Members is required to be given pursuant to the Act or this Agreement, such notice shall be given pursuant to Paragraph “C” of Article “15” of this Agreement. Such notice shall specify the time and place of the meeting and any other information required by the DLLCA or this Agreement.

B. Annual Meeting. The annual meeting of the Members shall be held on such date, at such time and at such place as shall be designated from time to time by the Board and stated in the notice of the meeting, at which the Members holding Class A Interests shall transact such business as may properly be brought before the meeting.

C. Special Meetings. Special meetings of the Members may be called at any time by (i) the Board or (ii) Members holding twenty five (25%) percent or more of the Class A Interests. The meeting shall be held at the time requested by the person or persons calling the meeting as set forth in the notice.

D. Procedure for Calling Meetings. Upon request of any person entitled to call a meeting, written notice of the meeting of the Members shall be given by, or at the direction of, the Secretary or, in the absence of the Secretary, any other person authorized by the Board, to each Member of record, at least five (5) business days prior to the date upon which the meeting is to be held. If notice is not given within twenty (20) days after receipt of the request, the person or persons calling the meeting may give the notice. If the meeting of the Members is a special meeting, the notice shall specify the matters to be considered at the meeting.

E. Notice of Action to be Voted Upon by the Members. If the meeting of the Members has as one of its purposes any amendment to the Company’s articles of organization, this Agreement or any other document, or the approval of any document, including, but not limited to, any contract or a plan of merger, consolidation, division, conversion or voluntary winding up and liquidation of the Company, each Member shall be given, together with the written notice of the meeting, a copy of the relevant document to be considered at the meeting, and with respect to any proposed amendments, a copy of the original document to which an amendment is proposed.

F. Waiver of Notice.

(i) Written Waiver. Whenever any written notice is required to be given pursuant to the DLLCA or this Agreement, a waiver of such notice in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, the meeting shall be required to be specified in the waiver of notice of the meeting.

(ii) Waiver by Attendance. Attendance of an authorized representative of a Member at any meeting shall constitute a waiver of notice of the meeting, except where such authorized representative attends a meeting for the express purpose of objecting, at the commencement of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

G. Quorum. At any meeting of the Members, the presence of the Member or Members owning a majority of the Class A Interests, in person or by proxy, shall constitute a quorum unless a larger number is required by the DLLCA or this Agreement.

H. Adjournment. Any regular or special meeting of the Members, including one which cannot be deemed effective because a quorum has not attended, may be adjourned to another place and time until a quorum shall be present or represented. When a meeting is adjourned to another place and time, written notice need not be given of the adjourned meeting if the place and time thereof are announced at the meeting at which the adjournment is announced; provided, however, that if the date of any adjourned meeting is more than fifteen (15) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

I. Action by Members. Except as otherwise provided in the DLLCA or this Agreement, whenever any Company action is to be taken by vote of the Members, it shall be authorized upon receiving the affirmative vote of Members holding a majority of the Class A Interests.

J. Organization. At every meeting of the Members, the Chairman of the Board, if there be one, or, in the case of a vacancy in the office or if the Chairman of the Board is not present, one of the following persons present in the order stated: the Chief Executive Officer, if there be one, the President, the Vice Presidents in their order of rank and seniority, or a person chosen by a vote of the Members present, shall act as chairman of the meeting. The Secretary, or, in the absence of the Secretary, a person appointed by the chairman of the meeting, shall act as secretary of the meeting.

K. Any action which could be taken at a meeting of the Members may be taken through the written consent of Members holding a majority of the Class A Interests in lieu of a meeting in accordance with applicable law.

L. Voting and Other Action by Proxy.

(i) General Rule.

(a) Every Member holding Class A Interests may authorize another person to act for him, her or it by proxy.

(b) Any vote of a Member, by proxy, shall constitute the presence of, or vote or action by, or written consent or dissent of, said Member.

(c) An unrevoked proxy shall be valid for a period of three (3) years after the date of its execution unless a longer time is expressly provided therein.

(ii) Execution and Filing. Every proxy shall be executed in writing by the Member or by the duly authorized attorney-in-fact of the Member and filed with the Secretary of the Company. A telegram, telex, cablegram, datagram or similar transmission from a Member or attorney-in-fact, or a photographic, facsimile or similar reproduction of a writing executed by a Member or attorney-in-fact may be treated as properly executed for purposes of this Subparagraph “(ii)” of this Paragraph “L” of this Article “4” of this Agreement.

(iii) Revocation. A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until written notice thereof has been given to the Secretary of the Company. A proxy shall not be revoked by the death or incapacity of the maker unless, before the vote is counted or the authority is exercised, written notice of the death or incapacity is given to the Secretary of the Company.

M. Non-Voting Members. Members holding Class B Interests (“Non-Voting Members”) shall have the right to attend all meetings of the Members and receive all notices and other information which are given to Members holding Class A Interests. Non-Voting Members shall not have voting rights and shall not count towards a quorum; provided, however, that if any action is taken to reduce the rights and privileges of the Class B Interests, the holders of Class B Interests shall have the right to vote with respect to such action, and such action shall be void unless approved by the holders of two thirds (2/3) of the Class B Interests.

N. Authority. All actions which require a vote of the Members, either (i) as a matter of law or (ii) which are listed below in this Paragraph “N” of this Article “4” of this Agreement, shall require the vote of the Members owning two thirds (2/3) of the Class A Interests:

(a) Merger, consolidation, division or reorganization of the Company;

(b) An amendment to the Company’s articles of organization;

(c) Sale or transfer of all or substantially all of the Company's assets;

(d) Issuance of Interests;

(e) Termination and dissolution of the Company (shall require a 2/3 vote of the Class A Interests pursuant to Subparagraph “(ii)” of Paragraph “A” of Article “8” of this Agreement).

O. The Secretary of the Company shall send the minutes of each meeting of the Members to all Members within five (5) business days after such meeting, and shall send a copy of any resolution executed by written consent pursuant to Paragraph “K” of this Article “4” of this Agreement to all Members within five (5) business days after the date of such resolution.

5. Officers.

A. The Members shall use their best efforts to cause the Managers which they selected to elect Dr. Zsigmond L. Sagi as the CEO and Secretary of the Company.

B. The Members shall use their best efforts to cause the Managers which they selected to elect Steven Cantor as the President and Treasurer of the Company.

C. The CEO and President may each designate, by means of written notice to the Board and the other officers, one or more designees with the authority to carry out all or such portion of the duties of the CEO or President position, as the case may be, as the CEO or President shall determine, and shall specify such designees in such written notice (the “Designees”). Any action taken by a Designee acting within the scope of his or her authority shall be deemed to have been taken by the CEO or President, as the case may be.

D. The joint action of (i) the CEO and (ii) the President, or in either or both cases, their respective Designees acting within the scope of their authority, shall bind the Company on any matter not requiring the consent of the Board pursuant to Paragraph “M” of Article “3” of this Agreement.

E. Either the CEO or President, or the Designee of either of them acting within the scope of his or her authority, may sign any check of the Company for an amount of less than $10,000. The signatures of both the CEO and President, or in either or both cases, their respective Designees acting within the scope of their authority, shall be required for any check of the Company for an amount of $10,000 or greater.

F. The Board may designate and elect such additional officers of the Company as it deems necessary.

6. Capitalization; Capital Accounts.

A. The capitalization of the Company shall be one million ($1,000,000) dollars (the “Capitalization”), payable as set forth in Paragraphs “B” and “C” of this Article “6” of this Agreement.

B. On, or prior, to June 1, 2007, Life Medical shall contribute two hundred fifty thousand ($250,000) dollars to the Capitalization.

C. On, or prior, to March 1, 2008, Life Medical shall contribute an additional seven hundred fifty thousand ($750,000) dollars to the Capitalization.

D. No Member shall be entitled to interest on any capital contributions.

E. Except as approved by a five sixths (5/6) vote of the Board, no Member shall have the right to redeem all or any part of such Member’s Interest, otherwise withdraw such Member’s investment in the Company, or receive a return of his, her or its capital contributions. In addition, no Member shall have a right to receive any distributions from the Company, except as provided in Article “7” of this Agreement.

F. A capital account (the “Capital Account”) shall be maintained for each Member. Each Member’s Capital Account shall be credited with the amount of the Capitalization contributed by such Member. A Member’s Capital Account shall be increased by the amount, if any, of additional capital contributions and Net Profits and gain allocated to such Member, and shall be decreased by the amount, if any, of cash distributed to such Member and Net Losses, expenses and deductions allocated to such Member.

G. If a Member’s entire Interest is transferred pursuant to the terms of Article “9” of this Agreement, the transferee shall succeed to such Member’s Capital Account; provided, however that if only a portion of such Member’s Interest is transferred, the transferee shall succeed to such share of such Member’s Capital Account which corresponds to a fraction, the numerator of which is the Interest received by the transferee, and the denominator of which is the Interest which such Member held prior to the transfer. For example, if Life Medical has a 48% Interest and its Capital Account has $1,000,000, and Life Medical transfers a 12% Interest to Company X, then Company X would succeed to $250,000 of Life Medical’s capital account, which amount is arrived at by multiplying Life Medical’s Capital Account of $1,000,000 by a fraction, the numerator of which is 12%, the Interest received by the transferee, and the denominator of which is 48%, the Interest which Life Medical held prior to the transfer.

7. Accounting; Distributions.

A. All transactions of the Company shall be properly recorded in its books and records. Each Member, or such person as a Member may designate by written notice to the Board, shall have access to the books and records of the Company.

B. All funds belonging to the Company shall be deposited in the name of the Company in banks or other depositories designated by the joint action of (i) the CEO and (ii) the President, or in either or both cases, their respective Designees acting within the scope of their authority.

C. The fiscal year of the Company shall begin upon each January 1.

D. The terms “Net Profits” and “Net Losses” with respect to a time period are hereby defined as the taxable income or taxable loss of the Company attributable to that period, as determined by the accountants regularly employed by the Company in accordance with U.S. GAAP as consistently applied. At the end of each calendar quarter (“Accounting Period”), there shall be a minimum distribution of seventy five (75%) percent of Net Profits with respect to that Accounting Period until Scantek receives full payment of the Purchase Price pursuant to the Acquisition Agreement dated as of the 7th day of March, 2007 between Scantek and Life Medical (the “Acquisition Agreement”). After Scantek receives full payment of the Purchase Price pursuant to the Acquisition Agreement, the minimum distribution for each Accounting Period shall be thirty (30%) percent of Net Profits with respect to that Accounting Period.

E. Additional distributions shall be at the discretion of the Board.

F. Each Member shall receive the portion of the distribution made by the Company (the “Distribution”) which shall be an amount determined by multiplying the total Distribution by a fraction, the numerator of which shall be the number of Interests owned by such Member, and the denominator of which shall be the total number of Interests of the Company which are issued and outstanding. Until such time as Scantek receives full payment of the Purchase Price pursuant to the Acquisition Agreement, Life Medical shall make a payment to Scantek equal to twenty five (25%) percent of the Distribution to be credited towards the Purchase Price pursuant to the Acquisition Agreement, which payment shall be deducted by the Company from Life Medical’s portion of the Distribution and paid to Scantek at the time such distributions are paid to Life Medical and Scantek. For example, if Scantek has not received full payment of the Purchase Price pursuant to the Acquisition Agreement, and the total Distribution is $100,000, $25,000 would be deducted from Life Medical’s portion of the total Distribution and paid to Scantek at the time such distributions are paid to Life Medical and Scantek. Such $25,000 would be deemed paid to Scantek by Life Medical to be credited towards the Purchase Price pursuant to the Acquisition Agreement.

G. All distributions shall be made within thirty (30) days after the end of each Accounting Period.

H. It is expressly intended that the Company be treated as a limited liability company taxable as a partnership by the applicable provisions of the Internal Revenue Code of 1986, as the same may be amended from time to time, or any provisions of any future law which covers the subject matter of the Internal Revenue Code of 1986, and that in every respect all of the terms and provisions of this Agreement shall at all times be so construed and interpreted as to give effect to this intent. If the Internal Revenue Service of the United States (the “IRS”) or any governmental authority having jurisdiction shall in any way or at any time determine that any provision or provisions of this Agreement affects the status of the Company as a limited liability company taxable as a partnership, then and in such event the Board shall have the authority to and shall modify, amend or supplement the terms and provisions of this Agreement to the extent necessary to comply with the rules, regulations and requirements of the IRS or any other governmental authority having jurisdiction, in order that the Company be treated as a limited liability company taxed as a partnership, and the Members thereof taxable as partners of a partnership, which modification or amendment shall be retroactively applied to the date of this Agreement.

8. Termination and Dissolution.

A. Termination and Dissolution. The Company shall be terminated and dissolved upon the occurrence of any of the following:

(i) Any event which makes it unlawful for the Company’s business to be continued;

(ii) The vote of two-thirds (2/3) of the Class A Interests;

(iii) The sale of all or substantially all of the Company’s assets; or

(iv) The entry of a decree of judicial dissolution pursuant to Section 18-802 of the DLLCA.

B. Liquidation. Upon termination and dissolution of the Company for any reason, the Company shall cease to engage in further business, except to the extent necessary to perform existing obligations, and the CEO and the President, or in either or both cases, their respective Designees acting within the scope of their authority, (“Liquidators”) shall jointly wind up the affairs of the Company and liquidate or distribute the Company’s assets.

(i) All assets of the Company may be sold in connection with any liquidation at public or private sale, at such price and upon such terms as the Liquidators, in their sole and absolute discretion, may deem advisable, provided that such Liquidators are acting within their fiduciary duties pursuant to Delaware law. Any Member and any partnership, corporation or other firm in which any Member is in any way interested may purchase assets at such sale.

(ii) The Liquidators shall (a) cause the Company’s accountants to make a full and proper accounting of the assets, liabilities and operations of the Company, as of and through the last day of the month in which the dissolution occurs, (b) liquidate the assets as promptly as is consistent with obtaining a reasonable value for such assets, but in no event later than one (1) year after the occurrence of an event of dissolution, and (c) apply and distribute the proceeds therefrom pursuant to Section 18-804 of the DLLCA.

(iii) Distributions of the Company’s assets may be made either in kind or in money, or partly in kind and partly in money, in the sole and absolute discretion of the Liquidators. All distributions in kind shall be valued as of the date of distribution as determined by the Liquidators in their sole and absolute discretion. The Liquidators shall not be required to give to the various persons interested similar or like property. For example, if the Liquidators are distributing assets and cash, the Liquidators, in their sole and absolute discretion, may give one distributee cash and give the other distributees assets or a combination of assets and cash.

(iv) Upon dissolution and completion of the winding up of the Company and distribution of its assets, the Liquidators shall cause to be executed and filed with the Delaware Court of Chancery, a certificate of cancellation pursuant to Section 18-203 of the DLLCA.

9. Transfer.

A. The Members shall not sell, assign, transfer, encumber or otherwise dispose of, any Interests now owned or hereafter acquired by them, except as provided for in this Article “9” of this Agreement.

B. If Scantek or Life Medical (the “Selling Party”) receives a bona fide offer for its Interests from a third party (the “Offeror”) pursuant to a written offer which shall state (i) the identity and contact information of the Offeror, and if an entity, the type of entity and state or country of formation, (ii) the number of Interests to be purchased, (iii) the price per Interest, (iv) the proposed closing date of the purchase and (v) any other material terms and conditions of the proposed purchase, including, but not limited to, the terms of payment (the “Interests Offer”; the Interests which are the subject of the Interests Offer are hereinafter referred to as the “Offered Interests”), the Selling Party shall first offer the Offered Interests to the Company by giving it written notice pursuant to Paragraph “C” of Article “15” of this Agreement, which written notice shall include a copy of the Interests Offer. The notice shall be deemed to be an offer to sell the Offered Interests to the Company at the price, terms and conditions set forth in the Interests Offer. Such notice shall remain open for ten (10) days after the notice is given to the Company (the “Company Offering Period”). The Company shall have the irrevocable and exclusive first option, but not obligation, to purchase all or a portion of the Offered Interests. The Company may accept such offer by giving the Selling Party written notice of such acceptance within the Company Offering Period. If the offer to sell to the Company is not accepted or is accepted only in part within the Company Offering Period, the Selling Party must then provide written notice pursuant to Paragraph “C” of Article “15” of this Agreement to the other of Scantek or Life Medical (the “Second Party”). The offer to the Second Party shall remain open for five (5) days after notice is given to the Second Party (the “Second Party Offering Period”). Within the Second Party Offering Period, the Second Party may accept the offer to purchase all or the remaining Offered Interests, as the case may be, by giving the Selling Party written notice of such acceptance. If the offer to the Company and the Second Party to purchase all or the remaining Offered Interests, as the case may be, is rejected, and the Company and the Second Party have not agreed to purchase, in the aggregate, all of the Offered Interests, the Selling Party shall thereupon be at liberty to sell all of the Offered Interests pursuant to the Interests Offer, solely upon the terms and conditions which were specified in the Interests Offer and solely to the Offeror, and if such sale is consummated, written notice thereof shall be sent to the other Members. If the Selling Party does not sell, assign, transfer or otherwise dispose of all of the remaining Offered Interests pursuant to the Interests Offer within one hundred twenty (120) days after giving written notice to the Second Party, then the Selling Party shall not thereafter sell, assign, transfer, or otherwise dispose of the remaining Offered Interests without again first offering same to the Company and the Second Party pursuant to this Paragraph “B” of this Article “9” of this Agreement.

C. If a Selling Party or Parties propose to transfer any Interests of the Company to a third-party Offeror in a bona fide sale, then no sale, assignment, transfer or disposition shall be made unless the Offeror agrees to purchase, and the Selling Party agrees to include in such sale, such number of M&F’s Interests as are set forth in Paragraph “D” of this Article “9” of this Agreement for the same price per Interest and upon the same terms and conditions and at the same time as the Selling Party, in which case M&F shall be obligated to sell such number of Interests to the Offeror pursuant to the terms and conditions which were specified in the Interests Offer.

D. The number of Interests which M&F shall sell pursuant to Paragraph “C” of this Article “9” of this Agreement shall equal the total number of Interests owned by M&F multiplied by a fraction, the numerator of which shall be the number of Interests which the Selling Party or Parties propose to sell, and the denominator of which shall be 96. For example, if Scantek determines to sell 36 of its 48 Interests (or ¾) to a third-party Offeror in a bona fide sale, M&F shall sell 1.5 Interests, which number is arrived at by multiplying the total number of Interests owned by M&F, 4, by a fraction, the numerator of which is the number of Interests which the Selling Party proposes to sell, 36, and the denominator of which is 96, which equals 4 X (36/96) = 1.5 Interests.

E. All sales, assignments, transfers, and other dispositions of any Interest pursuant to this Agreement, shall have as a condition precedent thereto the requirement that the purchaser, assignee or transferee execute a document in form and substance which is satisfactory to the Company’s counsel, agreeing to be bound by all of the terms and conditions of this Agreement. Upon the execution of said document, the purchaser, assignee or transferee shall have all of the rights and obligations pursuant to this Agreement. All Members of the Company, other than those selling all of their interests, shall be obligated to execute such document, and shall have all rights and obligations pursuant to this Agreement relative to such purchaser, assignee or transferee.

10. Representations and Warranties.

A. Scantek, Life Medical and M&F each represent and warrant to the other parties as follows:

(i) It is a corporation, or in the case of M&F, a limited liability company, with all of the requisite power and authority to carry on its businesses as presently conducted in all jurisdictions where presently conducted.

(ii) It has full right, power and legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby. The execution of this Agreement by it and the consummation by it of the transactions contemplated hereby have been duly approved and authorized by all necessary action by its Board of Directors or in the case of M&F, its members, and no further authorization shall be necessary on its part for the performance and consummation by it of the transactions contemplated hereby.

(iii) The performance of this Agreement by it in accordance with its terms shall not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any of its property or cause an acceleration under any arrangement, agreement or other instrument to which it is a party, whether jointly or severally, or by which any of its assets are bound.

(iv) The execution, delivery and performance of this Agreement in accordance with its terms does not and will not require the consent, authorization or approval of any governmental agency or authority.

(v) No representation or warranty of it which is contained in this Agreement, or in a writing furnished or to be furnished pursuant to this Agreement, contains or shall contain any untrue statement of a material fact, or omits or shall omit to state any material fact which is required to make the statements which are contained herein or therein, in light of the circumstances under which they were made, not misleading. There is no material fact relating to the business, affairs, operations, conditions (financial or otherwise) or prospects of it which would materially adversely affect same which has not been disclosed to the other parties hereto.

(vi) It shall not be a defense to a suit against it for damages for any misrepresentation or breach of covenant or warranty by another party hereto that such party knew or had reason to know that any covenant, representation or warranty in this Agreement or furnished or to be furnished to such party contained untrue statements.

11. Survival of Representations, Warranties and Covenants.

All covenants, agreements, representations and warranties made in or in connection with this Agreement shall survive its termination, and shall continue in full force and effect after its termination, it being understood and agreed that each of such covenants, agreements, representations and warranties is of the essence of this Agreement and the same shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns.

12. Confidentiality and Non-Competition.

A. As used in this Agreement, “Confidential Information” shall mean oral or written information which is directly or indirectly presented to a Member, its past, present or future subsidiaries, parents, officers, consultants, directors, stockholders, affiliates, attorneys, employees, agents and its and their respective Immediate Families (as defined below; all of the foregoing are hereinafter collectively referred to as “Agents”) by another Member or the Company or their respective Agents, including, but not limited to, information which is developed, conceived or created by that other Member or by the Company, as the case may be, or disclosed to a Member or its Agents or known by or conceived or created by a Member or its Agents during the term or after the termination of this Agreement if disclosed to a Member or its Agents or known by or conceived or created by a Member or its Agents as a result of this Agreement, with respect to another Member or the Company, as the case may be, either of their businesses or any of their products, processes, and other services relating thereto relating to the past or present business or any plans with respect to future business of that other Member or the Company, as the case may be, or relating to the past or present business of a third party or plans with respect to future business of a third party which are disclosed to a Member or its Agents. Confidential Information includes, but is not limited to, all documentation, hardware and software relating thereto, and information and data in written, graphic and/or machine readable form, products, processes and services, whether or not patentable, trademarkable or copyrightable or otherwise protectable, including, but not limited to, information with respect to discoveries; know-how; ideas; computer programs, source codes and object codes; designs; algorithms; processes and structures; product information; marketing information; price lists; cost information; product contents and formulae; manufacturing and production techniques and methods; research and development information; lists of clients and vendors and other information relating thereto; financial data and information; business plans and processes; documentation with respect to any of the foregoing; and any other information of a Member or the Company that such Member or the Company, as the case may be, informs another Member or its Agents or that a Member or its Agents should know, by virtue of its or their position or the circumstances in which that Member or its Agents learned such other information, is to be kept confidential including, but not limited to, any information acquired by a Member or its Agents from any sources prior to the commencement of this Agreement. Confidential Information also includes similar information obtained by the Company in confidence from its vendors, licensors, licensees, customers and/or clients. Confidential Information may or may not be labeled as confidential. Notwithstanding anything contained in this Paragraph “A” of this Article “12” of this Agreement to the contrary, the restrictions with respect to Confidential Information shall not be applicable to Scantek with respect to the Product or any of Scantek’s intellectual property.

“Immediate Family” shall include the following: (i) any spouse, parent, spouse of a parent, mother-in-law, father-in-law, brother-in-law, sister-in-law, child, spouse of a child, adopted child, spouse of an adopted child, sibling, spouse of a sibling, grandparent, spouse of a grandparent, and any issue or spouse of any of the foregoing, and (ii) such child or issue of such child which is born and/or adopted during or after the term of this Agreement and the issue (whether by blood or adoption) of such person. For purposes of this Agreement, an Immediate Family shall also be deemed to include any affiliate of a member of that Immediate Family, as defined in Rule 405 of the Securities Act of 1933, as amended, and any trust created for the benefit of one or more persons in that Immediate Family.

B. Except as required in the performance of a Member or its Agents’ obligations pursuant to this Agreement, neither a Member nor its Agents shall, during or after the Term, directly or indirectly, use any Confidential Information or disseminate or disclose any Confidential Information to any person, firm, corporation, association or other entity. Each Member and its Agents shall take reasonable measures to protect Confidential Information from any accidental, unauthorized or premature use, disclosure or destruction. Information shall not be considered Confidential Information if it: (i) is at the time of disclosure or thereafter a part of the public domain without breach of this Agreement by a Member or its Agents; provided, however, that the act of copyrighting shall not cause or be construed as causing the copyrighted materials to be in the public domain, (ii) is disclosed as reasonably required in a proceeding to enforce a Member’s rights under this Agreement or (iii) is disclosed as required by court order or applicable law; provided, however, that if either a Member or its Agents is legally requested or required by court order or applicable law, including, but not limited to, by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes to disclose any Confidential Information of another Member or the Company, that Member or its Agents, as the case may be, shall promptly notify such other Member or the Company, as the case may be, of such request or requirement so that such other Member or the Company, as the case may be, may seek an appropriate protective order; provided further, however; that if such protective order is not obtained, that Member and its Agents agree to furnish only that portion of the Confidential Information which they are advised by their respective counsels is legally required.

C. Upon termination of this Agreement for any reason or at any time upon request of a Member, each other Member and its Agents agree to deliver to the requesting Member all materials of any nature which are in such other Members’ or their Agents’ possession or control and which are or contain Confidential Information, or which are otherwise the property of the requesting Member or any vendor, licensor, licensee, customer or client of the requesting Member, including, but not limited to writings, designs, documents, records, data, memoranda, tapes and disks containing software, computer source code listings, routines, file layouts, record layouts, system design information, models, manuals, documentation and notes. In any such event, each other Member and its Agents shall destroy all written documentation prepared by them for internal purposes based in whole or in part on any Confidential Information of the Company or the requesting Member, as the case may be, and if applicable, such destruction shall be confirmed to the requesting Member in writing by an officer of each other Member and/or its Agents.

D. Upon the sale of all of a Member’s Interest, all documents, records, notebooks, and similar repositories of or containing Confidential Information, including copies thereof, in its possession, whether prepared by it or others, shall be left with the Company.

E. Neither a Member nor its Agents shall assert any rights with respect to any other Member or the Company, their business, or any of their products, processes and other services relating thereto, or any Confidential Information as having been acquired or known by such Member or its Agents prior to the commencement of the term of this Agreement.

F. In order to induce Scantek to enter into this Agreement, each other Member agrees, on its own behalf and on behalf of its Agents, that neither such other Member, nor any of its Agents, shall during the term of this Agreement and, for a period of two (2) years from the date of termination of this Agreement, (i) manufacture any competing product, (ii) sell or market any product which competes either directly or indirectly with the Product, (iii) directly or indirectly sell or market any product which competes either directly or indirectly with any product manufactured, sold or marketed by Scantek, or (iv) directly or indirectly own, manage, participate in the operation or control of, or be connected as an officer, director, shareholder, partner, consultant, owner, employee, agent, lender, donor, vendor or otherwise, or have any financial interest in or aid or assist anyone else in the conduct of any Competing Entity which manufactures, distributes or offers for sale goods similar to the Product. For the purposes herewith, the term “Competing Entity” shall mean any business or enterprise of any and every kind whatsoever which is engaged in the manufacture, distribution or sale of goods similar or having a similar purpose to the Product, anywhere in the world.

G. Each Member agrees, on its own behalf and on behalf of its Agents, that it shall not during the term of this Agreement and for a period of five (5) years from the date of termination of this Agreement (i) personally, or cause others to personally induce or attempt to induce any employee to terminate their employment with any other Member or the Company; (ii) interfere with or disrupt any other Member or the Company's relationship with its suppliers, vendors, customers or employees; or (iii) solicit or entice any person to leave their employ with any other Member or the Company.

H. Each Member agrees, on its behalf and on behalf of its Agents, that the duration, scope and geographic area for which the provisions set forth in Paragraphs “F” and “G” of this Article “12” of this Agreement are to be effective are reasonable. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable by reason of such provision extending the covenants and agreements contained herein for too great a period of time or over too great a geographical area, or by reason of it being too extensive in any other respect, such agreement or covenant shall be interpreted to extend only over the maximum period of time and geographical area, and to the maximum extent in all other respects, as to which it is valid and enforceable, all as determined by such court in such action. Any determination that any provision of this Agreement is invalid or unenforceable, in whole or in part, shall have no effect on the validity or enforceability of any remaining provision of this Agreement.

I. Any period of time set forth in this Agreement shall not be construed to permit a Member or its Agents to engage in any of the prohibited acts set forth in this Agreement after such period if such acts would otherwise be prohibited by any applicable statute, legal precedent or other agreement between the parties hereto.

13. Specific Performance; Injunction.

Each party hereto recognizes and acknowledges that each of the other parties hereto shall be irreparably damaged if this Agreement is breached. Therefore, in the event of any breach by any party hereto of this Agreement (the “Breaching Party”), each other party hereto (“Non-Breaching Parties”) shall have the right, at its election, to obtain equitable relief, including, but not limited to, an order for specific performance of this Agreement or an injunction, without the need to: (i) post a bond or other security, (ii) prove any actual damage or (iii) prove that money damages would not provide an adequate remedy. Resort to such equitable relief, however, shall not be construed to be a waiver of any other rights or remedies which a Non-Breaching Party may have against the Breaching Party for damages or otherwise.

14. Indemnification.

A. Definitions. For purposes of this Article “14” of this Agreement:

(i) "Indemnified Capacity" means any and all past, present and future service by an Indemnified Representative (as defined in Subparagraph “(ii)” of this Paragraph “A” of this Article “14” of this Agreement) in one or more capacities as a Manager, officer, employee or agent of the Company, or, at the request of the Company, as a Manager, officer, employee, agent, fiduciary or trustee of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise;

(ii) "Indemnified Representative" means any and all Managers and officers of the Company and any other person designated as an Indemnified Representative by the Board (which may, but need not, include any person serving at the request of the Company, as a Manager, officer, employee, agent, fiduciary or trustee of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise);

(iii) "Liability" means any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to an employee benefit plan, or cost or expense of any nature (including, without limitation, attorneys' fees and disbursements); and

(iv) "Proceeding" means any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the Company, its Board, its Members or otherwise.

B. General Rule. The Company shall indemnify an Indemnified Representative against any Liability incurred in connection with any Proceeding in which the Indemnified Representative may be involved as a party or otherwise by reason of the fact that such person is or was serving in an Indemnified Capacity, including, without limitation, Liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence or act giving rise to strict or products liability, except:

(i) where such indemnification is expressly prohibited by applicable law;

(ii) where the conduct of the Indemnified Representative has been finally determined on the merits or in defense of any Proceeding or in defense of any claim, issue or matter therein or otherwise:

(a) to constitute fraud, gross negligence, willful misconduct or recklessness sufficient in the circumstances to bar indemnification against Liabilities arising from the conduct; or

(b) to be based upon or attributable to the receipt by the Indemnified Representative from the Company or a subsidiary of a personal benefit to which the Indemnified Representative is not legally entitled;

(iii) where the Indemnified Representative did not act in good faith in a manner he reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal matter, he had reasonable cause to believe his conduct was unlawful; or

(iv) to the extent such indemnification has been finally determined in a final adjudication to be otherwise unlawful.

C. Partial Payment. If an Indemnified Representative is entitled to indemnification in respect of a portion, but not all, of any Liabilities to which such person may be subject, the Company shall indemnify such Indemnified Representative to the maximum extent for such portion of the Liabilities.

D. Presumption. The termination of a Proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the Indemnified Representative is not entitled to indemnification.

15. Miscellaneous.

A. Headings.

Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

B. Enforceability.

If any provision which is contained in this Agreement should, for any reason, be held to be invalid or unenforceable in any respect under the laws of any state or of the United States, such invalidity or unenforceability shall not affect any other provision of this Agreement. Instead, this Agreement shall be construed as if such invalid or unenforceable provisions had not been contained herein.

C. Notices.

Any notice or other communication required or permitted hereunder shall be sufficiently given if sent by (i) mail by (a) certified mail, postage prepaid, return receipt requested and (b) first class mail, postage prepaid (ii) overnight delivery with confirmation of delivery or (iii) facsimile transmission with an original mailed by first class mail, postage prepaid, addressed as follows:

If to Scantek:	Scantek Medical, Inc.
4B Wing Drive
Cedar Knolls, New Jersey 07927
Attn: Dr. Zsigmond L. Sagi, President
Fax No.: (973) 401-0459

With a copy to:	Mintz & Fraade, P.C.
488 Madison Avenue
New York, New York 10022
Attn: Frederick M. Mintz, Esq.
Fax No.: (212) 486-0701

With a copy to:	Edward C. Kramer, Esq.
488 Madison Avenue
New York, New York 10022
Fax No.: (212) 783-0028

If to Life Medical:	Life Medical Technologies, Inc.
P.O. Box 473
Babylon, New York 11702
Attn: Mr. Steven Cantor, President
Fax No.: (516) 977-3425

With a copy to:	Mintz & Fraade, P.C.
488 Madison Avenue
New York, New York 10022
Attn: Frederick M. Mintz, Esq.
Fax No.: (212) 486-0701

If to M&F:	Mintz & Fraade Enterprises, LLC
488 Madison Avenue
New York, NY 10022
Attn: Frederick M. Mintz, Esq.
Fax No.: (212) 486-0701

With a copy to:	Alan P. Fraade, Esq.
18 Nob Court
New Rochelle, NY 10804
Fax No.: (914) 636-3391

or in each case to such other address and facsimile number as shall have last been furnished by like notice. If all of the methods of notice set forth in this Paragraph “C” of this Article “15” of this Agreement are impossible for any reason, notice shall be in writing and personally delivered to the aforesaid addresses. Each notice or communication shall be deemed to have been given as of the date so mailed or delivered as the case may be; provided, however, that any notice sent by facsimile shall be deemed to have been given as of the date so sent if a copy thereof is also mailed by first class mail on the date sent by facsimile. If the date of mailing is not the same as the date of sending by facsimile, then the date of mailing by first class mail shall be deemed to be the date upon which notice is given; provided further, however, that any notice sent by overnight delivery shall be deemed to have been given as of the date of delivery.

D. Governing Law; Disputes.

This Agreement shall in accordance with Section 5-1401 of the General Obligations Law of New York in all respects be construed, governed, applied and enforced under the internal laws of the State of New York without giving effect to the principles of conflicts of laws and be deemed to be an agreement entered into in the State of New York and made pursuant to the laws of the State of New York; provided, however, that with respect to issues relating to the corporate governance of the Company which are not specifically provided for in this Agreement, the Limited Liability Company Act of the State of Delaware shall be applicable. Except as otherwise set forth in Article “13” of this Agreement, the parties agree that they shall be deemed to have agreed to binding arbitration with respect to the entire subject matter of any and all disputes relating to or arising under this Agreement including, but not limited to, the specific matters or disputes as to which arbitration has been expressly provided for by other provisions of this Agreement and that any such arbitration shall be commenced exclusively in New York, New York. Any such arbitration shall be by a panel of three arbitrators and pursuant to the commercial rules then existing of the American Arbitration Association in the State of New York, County of New York. In all arbitrations, judgment upon the arbitration award may be entered in any court having jurisdiction. The parties specifically designate the courts in the City of New York, State of New York as properly having jurisdiction for any proceeding to confirm and enter judgment upon any such arbitration award. The parties hereby consent to and submit to the exclusive jurisdiction of the courts of the State of New York in any action or proceeding and submit to personal jurisdiction over each of them by such courts. The parties hereby waive personal service of any and all process and specifically consent that in any such action or proceeding brought in the courts of the State of New York, any service of process may be effectuated upon any of them by certified mail, return receipt requested, pursuant to Paragraph “C” of this Article “15” of this Agreement. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

The parties agree, further, that the prevailing party in any such arbitration as determined by the arbitrators shall be entitled to such costs and attorney's fees, if any, in connection with such arbitration as may be awarded by the arbitrators. In connection with the arbitrators’ determination for the purpose of which party, if any, is the prevailing party, they shall take into account all of the factors and circumstances including, without limitation, the relief sought, and by whom, and the relief, if any, awarded, and to whom. In addition, and notwithstanding the foregoing sentence, a party shall not be deemed to be the prevailing party in a claim seeking monetary damages, unless the amount of the arbitration award exceeds the amount offered in a legally binding writing by the other party by fifteen (15%) percent or more. For example, if the party initiating arbitration (“A”) seeks an award of one hundred thousand ($100,000) dollars plus costs and expenses, the other party (“B”) has offered A fifty thousand ($50,000) dollars in a legally binding written offer prior to the commencement of the arbitration proceeding, and the arbitration panel awards any amount less than fifty-seven thousand five hundred ($57,500) dollars to A, the panel should determine that B has “prevailed”.

The arbitration panel shall have no power to award non-monetary or equitable relief of any sort. It shall also have no power to award (i) damages inconsistent with any applicable agreement between the parties or (ii) punitive damages or any other damages not measured by the prevailing party’s actual damages; and the parties expressly waive their right to obtain such damages in arbitration or in any other forum. In no event, even if any other portion of these provisions is held invalid or unenforceable, shall the arbitration panel have power to make an award or impose a remedy which could not be made or imposed by a court deciding the matter in the same jurisdiction.

Discovery shall be permitted in connection with the arbitration only to the extent, if any, expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery.

All aspects of the arbitration shall be treated as confidential. The parties and the arbitration panel may disclose the existence, content or results of the arbitration only as provided in the rules of the American Arbitration Association in New York, New York. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interest.

E. Entire Agreement.

This Agreement and all documents and instruments referred to herein (i) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (ii) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of the parties hereto make any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, managers, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

F. Further Assurance.

The Parties agree to execute any and all such other further instruments and documents, and to take any and all such further actions, which are reasonably required to effectuate this Agreement and the intents and purposes hereof.

G. Non-Waiver.

Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

H. Counterparts.

This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

I. Expenses.

The Company shall pay the expenses incident to the negotiation and preparation of this Agreement. Each party hereto shall pay its own expenses incident to the preparation of all other documents necessary or appropriate to consummate the transactions provided for herein, and shall bear the costs and expenses incurred in closing and carrying out the transactions provided for by this Agreement.

J. Construction.

Each of the parties hereto hereby acknowledges and agrees that (i) Mintz & Fraade, P.C. drafted this Agreement on behalf of all of the parties to this Agreement, (ii) each party has been separately advised by counsel other than Mintz & Fraade, P.C. during the course of reviewing this Agreement and (iii) this Agreement shall not, therefore, be construed more strictly against any party responsible for its drafting regardless of any presumption or rule requiring construction against the party whose attorney drafted this Agreement.

K. Binding Agreement.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assignees.

L. Exhibits.

All Exhibits annexed or attached to this Agreement are incorporated into this Agreement by reference thereto and constitute an integral part of this Agreement.

M. Facsimile Signatures.

Any signature which is delivered via facsimile shall be deemed to be an original and have the same force and effect as if such facsimile signature were the original thereof.

N. Modifications.

This Agreement may not be changed, modified, extended, terminated or discharged orally, except by a written agreement specifically referring to this Agreement which is signed by all of the parties to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Scantek Medical, Inc.

By:
Title

Life Medical Technologies, Inc.

By:
Title

Mintz & Fraade Enterprises, LLC

By:
Title

Exhibit A - Excluded Countries

Afghanistan

Bosnia & Herzegovina

Canada

Croatia

France

Jordan

Libya

Morocco

Qatar

Serbia & Montenegro

Syria

United States

Algeria

Brazil

Chile

Egypt

Iran

Kuwait

Macedonia

Oman

Saudi Arabia

Slovenia

Tunisia

Wales

Bahrain

Bulgaria

China

England

Iraq

Lebanon

Malaysia

Pakistan

Scotland

Sudan

United Arab Emirates

Yemen